UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2010

NTN BUZZTIME, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

5966 La Place Court, Suite 100 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2010, the nominating and corporate governance compensation committee (the “Committee”) of our board of directors adopted the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2010 (the “Plan”).  The Plan period is from January 1, 2010 to December 31, 2010. The Committee will administer and interpret the Plan.

The Plan will be funded according to the percentage by which our company’s financial performance meets a specified corporate goal. Our board of directors set the corporate goal as a target amount of earnings before interest, tax, depreciation and amortization (EBITDA) for our 2010 fiscal year. If our company’s financial performance meets the corporate goal, the Plan will be funded at a rate of 100%.  If our company’s financial performance exceeds the corporate goal, the Committee, at its discretion, may choose to fund the Plan with a larger amount. If our company’s financial performance is above 90% of the corporate goal but below 100%, the Plan will be funded based on a sliding scale. For example, if our company’s financial performance is 90% of the corporate goal, the Plan will be funded at a rate of 40%, and if our company’s financial performance is 95% of the corporate goal, the Plan will be funded at a rate of 70%. If our company’s financial performance is not at least 90% of the corporate goal, the Plan will not be funded at all.

Under the terms of the Plan, each participant will have a target payout amount that is assigned according to such participant’s position and job level and will be paid, if the Plan is funded, in 50% cash and 50% equity. The target payout amount will be based on a percentage of the participant’s annual base salary (excluding benefits) as of December 31, 2010. The target payout amount for our named executive officers is 50% of their annual base salary (excluding benefits) as of December 31, 2010. The equity that will be awarded if the Plan is funded will be in the form of restricted stock units awarded pursuant to our company’s 2010 Performance Incentive Plan, which plan will be submitted to, and is contingent upon the approval of, our stockholders at our next annual meeting of stockholders. The restricted stock units will be 100% vested upon the achievement of the corporate goal. The number of shares of our common stock subject to the restricted stock units will be determined based on the achievement level of the corporate goal and using a value of $0.6250 per restricted stock unit.

The Committee will determine our company’s financial performance against the corporate goal. This determination will be made as soon as practicable following December 31, 2010. Subject to the other terms of the Plan, a cash payout, if any, will be made within 30 days after the date we receive our independent auditor’s report on our company’s annual financial statements for 2010, but no later than March 15, 2011.  Similarly the equity award grant, if any, will be awarded within the same time period.

Individuals that hold the following offices with our company are eligible to participate in the Plan: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Executive Vice President of Technology & Programming. In addition, to be eligible to participate in the Plan, individuals must (i) be employed by us on or before October 1, 2010, on active, full-time, paid status, (ii) not be a participant in any of our other incentive compensation programs, and (iii) be employed by us on the payout date. An individual who is appointed to one of the eligible offices after January 1, 2010 (either through new hire, promotion or transfer) will be assigned a target payout and will be able to earn prorated incentive payment on that basis.

The table below sets out the target payout amount payable to, and the number of shares of common stock subject to restricted stock units issuable to, each of our named executive officers under the terms of the Plan assuming our company’s financial performance achieves the corporate goal at a rate of 100%:

Officer	$ Amount	# of Shares of Common Stock Subject to Restricted Stock Units
Terry Bateman, Chief Executive Officer*	93,750	150,000
Kendra Berger, Chief Financial Officer	75,000	120,000
* As previously announced, Mr. Bateman announced his intention to resign from his position as our chief executive officer. As of the date of this report, Mr. Bateman continues to serve as our chief executive officer and is eligible to participate in the Plan.

On February 3, 2010, the Committee determined to increase the target payout amount payable to our Chief Financial Officer under our NTN Buzztime, Inc. Corporate Incentive Plan for Eligible Employees of NTN Buzztime, Inc. and NTN Canada Inc. Fiscal Year 2009 from 35% to 50% of her 2009 base salary.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: February 8, 2010	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

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